(2_FIDELITY_LOGOS)FIDELITY

LARGE CAP STOCK
FUND
SEMIANNUAL REPORT
OCTOBER 31, 1995
CONTENTS


PRESIDENT'S MESSAGE     3   Ned Johnson on investing
                            strategies.

PERFORMANCE             4   How the fund has done over time.

FUND TALK               5   The manager's review of fund
                            performance, strategy and outlook.

INVESTMENT SUMMARY      8   A summary of the fund's
                            investments.

INVESTMENTS            9    A complete list of the fund's
                            investments with their market
                            values.

FINANCIAL STATEMENTS   17   Statements of assets and liabilities,
                            operations, and changes in net
                            assets,
                            as well as financial highlights.

NOTES                  21   Notes to the financial statements.


THIS REPORT AND THE FINANCIAL STATEMENTS CONTAINED HEREIN ARE SUBMITTED FOR THE GENERAL
INFORMATION OF THE SHAREHOLDERS OF THE FUND. THIS REPORT IS NOT AUTHORIZED FOR DISTRIBUTION TO
PROSPECTIVE INVESTORS IN THE FUND UNLESS PRECEDED OR ACCOMPANIED BY AN
EFFECTIVE
PROSPECTUS.
MUTUAL FUND SHARES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED BY, ANY DEPOSITORY INSTITUTION. SHARES ARE NOT INSURED BY THE FDIC,
FEDERAL RESERVE BOARD OR ANY OTHER AGENCY, AND ARE SUBJECT TO
INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL AMOUNT INVESTED. NEITHER THE FUND NOR FIDELITY DISTRIBUTORS CORPORATION IS A BANK.
FOR MORE INFORMATION ON ANY FIDELITY FUND, INCLUDING CHARGES AND EXPENSES,
CALL
1-800-544-8888 FOR A FREE PROSPECTUS. READ IT CAREFULLY BEFORE YOU INVEST OR SEND MONEY.
PRESIDENT'S MESSAGE



DEAR SHAREHOLDER:
Although the markets have been fairly positive this year, no one can predict what lies ahead for investors. Last year, stocks posted below-average returns and bonds had one of the worst years in history. This downturn followed a period in which the investing environment was generally very positive.
These market ups and downs are a normal part of investing, and there are some basic principles that are helpful for investors to remember in different types of markets.
If you can leave your money invested over the long term, you can avoid the results of the volatility that generally accompanies the stock market in the short term, as we witnessed last year. You also can help to manage some of the risks of investing through diversification. A stock fund is already diversified because it invests in many issues. You can diversify even further by placing some of your money in several different types of stock funds or in other investment categories, such as bonds.
If you have a short investment time horizon, you might want to consider moving some of your investment into a money market fund, which seeks income and a stable share price by investing in high-quality, short-term investments. Of course, there is no assurance that a money market fund will achieve its goal, and it is important to remember that money market funds are not insured or guaranteed by any agency of the U.S. government. Finally, no matter what your investment horizon or portfolio diversity, it makes good sense to follow a regular investment plan - investing a certain amount of money at the same time each month or quarter - and to review your portfolio periodically. A periodic investment plan will not, of course, assure a profit or protect against a loss.
If you have any questions, please call us at 1-800-544-8888. We stand ready to provide the information you need to make the investments that are right for you.
Best regards,
Edward C. Johnson 3d
PERFORMANCE: THE BOTTOM LINE


There are several ways to evaluate a fund's historical performance. You can look at the total percentage change in value, the average annual percentage change, or the growth of a hypothetical $10,000 investment. A fund's total return includes changes in a fund's share price, plus reinvestment of any dividends (or income) and capital gains (the profits the fund earns when it sells securities that have grown in value).
AVERAGE ANNUAL TOTAL RETURNS will appear once the fund is a year old, and the growth of a hypothetical $10,000 INVESTMENT in the fund will appear in the fund's next report six months from now.

CUMULATIVE TOTAL RETURN
 PERIOD ENDED OCTOBER 31, 1995 LIFE OF
  FUND
Large Cap Stock 5.90%
S&P 500(registered trademark) 7.78%
Average Growth Fund 5.83%
CUMULATIVE TOTAL RETURNS show the fund's performance in percentage terms over a set period - in this case, since the fund started on June 22, 1995. For example, if you invested $1,000 in a fund that had a 5% return over the past year, the value of your investment would be $1,050. You can compare the fund's returns to the performance of the Standard & Poor's Composite Index of 500 Stocks - a common proxy of the U.S. stock market. To measure how the fund's performance stacked up against its peers, you can compare it to the performance of the average growth fund, which reflects the performance of 623 growth funds with similar objectives tracked by Lipper Analytical Services over the period. Both benchmarks include reinvested dividends and capital gains, if any.


UNDERSTANDING
PERFORMANCE
How a fund did yesterday is
no guarantee of how it will do
tomorrow. The stock market,
for example, has a history of
growth in the long run and
volatility in the short run. In
turn, the share price and return
of a fund that invests in stocks
will vary. That means if you
sell your shares during a
market downturn, you might
lose money.
But if you can ride out the
market's ups and downs, you
may have a gain.
(checkmark)
FUND TALK: THE MANAGER'S OVERVIEW


An interview with John McDowell, Portfolio Manager of Fidelity Large Cap Stock Fund
Q. HOW DID THE FUND PERFORM, JOHN?
A. This fund was introduced on June 22, 1995. Fidelity generally looks at performance for six- or 12- month periods. For this report, we will look at performance since inception. For the period ended October 31, 1995, the fund returned 5.90%, while its benchmark index, the Standard & Poor's Composite Index of 500 Stocks, returned 7.78%. According to Lipper Analytical Services, from June 22, 1995, to October 31, 1995, the average growth fund returned 5.83%.
Q. TECHNOLOGY, FINANCIAL SERVICES AND HEALTH CARE STOCKS HAVE LED THE MARKET THIS YEAR. HAS THE FUND BEEN ABLE TO TAKE ADVANTAGE OF THE RUN-UP IN THESE KINDS OF STOCKS?
A. Absolutely. Financial stocks such as American Express and Allstate have been strong performers. Health care stocks from industries such as pharmaceuticals, medical equipment and managed care have performed well. Some of the health care stocks that have benefited the fund include Abbott Labs, Pfizer and Medtronic. The torrid pace of the technology sector slowed somewhat in the third quarter due to some earnings disappointments. Nevertheless, I liked software companies like Microsoft; networking companies like Cisco Systems and 3Com Corp.; semiconductor companies like Intel and Micron Technology and computer companies such as Compaq Computer Corp. and Hewlett-Packard.
Q. WHAT AREAS HELD THE FUND BACK?
A. Although cyclicals and retail stocks were not some of the fund's top market sectors, their underperformance hurt the fund somewhat. As the economy slowed this year, cyclical stocks, which generally trade well in the first stages of an economic expansion, underperformed. Some of these cyclicals include heavy-equipment maker Caterpillar, waste management company Browning-Ferris and electrical connector maker AMP. Additionally, retail stocks are better performers when people are spending money - because most often this means a high-growth environment. Because I buy and sell stocks on a case-by-case basis, I'm sticking with many of these stocks because I believe that, over time, they may show strong earnings growth.
Q. WHAT OTHER AREAS OF THE TECHNOLOGY SECTOR WILL BE IMPORTANT IN THE
FUTURE?
A. I see improving earnings momentum in software companies such as Microsoft and Symantec. Strong sales of Windows 95 may help Microsoft, and Symantec - which makes Norton Utilities - may also benefit as a maker of Windows 95-compatible products. I'm also optimistic about companies that are taking advantage of corporate America's growing need to outsource technology-related functions such as payroll processing and employee benefits administration. There's been a huge capital spending boom on computer hardware and now a lot of companies are saying "Wait a second. We don't know how to manage this stuff. Let's hire an expert to help us." Some of these companies include Automatic Data Processing Inc., First Data Corp, Computer Sciences Corp. and General Motors subsidiary Electronic Data Systems.
Q. WHY HAVE YOU TARGETED REGIONAL BELL COMPANIES RECENTLY?
A. I've targeted these companies because their earnings growth rate has accelerated due to rapid expansion of their cellular phone businesses as well as value-added services such as voice mail, caller ID and call waiting. A company's earnings growth rate represents its rate of increase in after-tax profits during a certain period. Regional Bell companies also are operating in a more favorable regulatory environment with less rate-of-return regulation and more price-cap agreements - or the maximum amount they can charge customers. In essence, a favorable regulatory environment allows these companies to keep gains reaped from increased business efficiency. In addition, although the telecommunications legislation currently before Congress would allow long-distance companies like AT&T to enter regional markets, regional companies will be able to compete in the long distance market, which, in my opinion, they can adapt to quickly.
Q. WHAT IS THE FUND'S FOREIGN EXPOSURE?
A. I've only invested 3.7% of the fund's assets in American Depository Receipts or ADRs. ADRs are shares of non-U.S. companies traded on American stock exchanges. Like the rest of the portfolio, these companies are selected for their potential earnings growth and attractive valuation. What's important is that the fund owns many "global companies." In order to stay competitive, many large U.S. corporations such as Gillette, PepsiCo and Philip Morris, had to expand overseas. In fact, if you compared the growth of their internal divisions, the majority of their international divisions are growing faster than their U.S. ones. Of course, international markets may be more volatile than domestic markets.
Q. WHAT'S YOUR STRATEGY?
A. I plan to use a stock-by-stock, bottom-up approach to every domestic or foreign company I look at. I spend little time analyzing the latest economic pronouncements; I spend the majority of my time looking for stocks with good earnings potential at the best value.
Q. SO WHAT'S YOUR OUTLOOK, JOHN?
A. While the budget situation in Washington is a big question mark right now, I believe the general investment environment is pretty favorable. When it comes to inflation, the classic warning flag is an upward pressure on wages. To date, the data is not there to indicate a general rise in wages. While many will argue that stocks are becoming too expensive, I believe that if corporate earnings growth continues to be positive, the stock market could benefit.

FUND FACTS
GOAL: to seek long-term
capital appreciation by
investing in companies with
market capitalizations
greater than $1 billion at the
time of investment
START DATE: June 22, 1995
SIZE: As of October 31, 1995,
more than $59 million
MANAGER: John McDowell,
since June 22, 1995; manager,
Fidelity Earnings Growth
accounts; joined Fidelity in
1985
(checkmark)
JOHN MCDOWELL ON HIS
INVESTMENT STYLE:
"I boil it down to a three-step
process. First, I try to identify
companies that I believe can
produce a future earnings
growth rate that is above
average. Generally, that
means stocks with anticipated
earnings above the 8%
projected earnings growth rate
of the fund's benchmark index,
the S&P 500. Next, I take
those stocks and, based on
input from Fidelity's research
staff, try to determine which
ones have relative short-term
earnings momentum. Finally, I
try to put into numerical terms
how much I would have to pay
for a stock's anticipated
earnings growth. Ideally, one
would want to end up with a
group of stocks that are
cheap versus their potential
growth rates.
"The fund is going to own a lot
of household names like GE
or Johnson & Johnson. These
companies are in the portfolio
because I believe they are
capable of producing
above-average growth in
earnings per share."
DISTRIBUTIONS
The Board of Trustees of Fidelity
Large Cap Stock voted to pay
on December 11, 1995, to
shareholders of record at the
opening of business on
December 8, 1995, a
distribution of $.xx derived from
capital gains realized from
sales of portfolio securities and
a dividend of $.xx from net
investment income.

INVESTMENT SUMMARY


TOP TEN STOCKS AS OF OCTOBER 31, 1995
   MID-CAP STOCK
                                        % OF FUND'S INVESTMENTS

Philip Morris Companies, Inc.           3.0

General Electric Co.                    2.7

AT&T Corp.                              2.3

International Business Machines Corp.   2.1

Federal National Mortgage Association   1.9

SBC Communications, Inc.                1.8

Ameritech Corp.                         1.8

Microsoft Corp.                         1.8

Columbia/HCA Healthcare Corp.           1.7

Intel Corp.                             1.7

TOP FIVE MARKET SECTORS AS OF OCTOBER 31, 1995
   MID-CAP STOCK
              % OF FUND'S INVESTMENTS

Technology    27.2

Health        13.8

Nondurables   10.6

Finance       9.8

Utilities     9.1

ASSET ALLOCATION
   MID-CAP STOCK
AS OF OCTOBER 31, 1995 *
Row: 1, Col: 1, Value: 5.2
Row: 1, Col: 2, Value: 44.8
Row: 1, Col: 3, Value: 50.0
Stocks  94.8%
Short-term investments
5.2%
FOREIGN INVESTMENTS  3.7%
*
INVESTMENTS OCTOBER 31, 1995 (UNAUDITED)

Showing Percentage of Total Value of Investment in Securities


COMMON STOCKS - 94.8%
 SHARES VALUE (NOTE 1)
AEROSPACE & DEFENSE - 0.6%
Lockheed Martin Corp.   5,180 $ 352,877  53983010
BASIC INDUSTRIES - 1.8%
CHEMICALS & PLASTICS - 0.9%
Great Lakes Chemical Corp.   4,700  315,488  39056810
Nalco Chemical Co.   6,990  209,700  62985310
  525,188
PACKAGING & CONTAINERS - 0.5%
Owens-Illinois, Inc. (a)  23,970  302,621  69076840
PAPER & FOREST PRODUCTS - 0.4%
Scott Paper Co.   4,340  231,105  80987710
TOTAL BASIC INDUSTRIES   1,058,914
CONGLOMERATES - 0.9%
Tyco International Ltd.   8,480  515,160  90212010
CONSTRUCTION & REAL ESTATE - 0.9%
BUILDING MATERIALS - 0.4%
Sherwin-Williams Co.   6,400  240,800  82434810
ENGINEERING - 0.5%
Fluor Corp.   5,400  305,100  34386110
TOTAL CONSTRUCTION & REAL ESTATE   545,900
DURABLES - 1.7%
AUTOS, TIRES, & ACCESSORIES - 1.0%
Chrysler Corp.   11,610  599,366  17119610
HOME FURNISHINGS - 0.1%
Heilig-Meyers Co.   3,200  58,800  42289310
TEXTILES & APPAREL - 0.6%
Nine West Group, Inc. (a)  7,740  344,430  65440D10
TOTAL DURABLES   1,002,596
COMMON STOCKS - CONTINUED
 SHARES VALUE (NOTE 1)
ENERGY - 4.2%
ENERGY SERVICES - 0.5%
Schlumberger Ltd.   5,140 $ 319,965  80685710
OIL & GAS - 3.7%
Amerada Hess Corp.   3,430  154,779  02355110
Amoco Corp.   4,400  281,050  03190510
Atlantic Richfield Co.   2,920  311,710  04882510
British Petroleum PLC ADR  7,100  626,575  11088940
Exxon Corp.   2,100  160,388  30229010
Phillips Petroleum Co.   10,010  322,823  71850710
Unocal Corp.   11,720  307,650  91528910
  2,164,975
TOTAL ENERGY   2,484,940
FINANCE - 9.8%
BANKS - 1.8%
Banc One Corp.   9,240  311,850  05943810
Bank of New York Co., Inc.   11,890  499,380  06405710
NationsBank Corp.   4,200  276,150  63858510
  1,087,380
CREDIT & OTHER FINANCE - 1.6%
American Express Co.   23,390  950,219  02581610
FEDERAL SPONSORED CREDIT - 3.1%
Federal Home Loan Mortgage Corporation  5,900  408,575  31340030
Federal National Mortgage Association  10,400  1,090,700  31358610
Student Loan Marketing Association  5,700  335,588  86387150
  1,834,863
INSURANCE - 2.6%
Allstate Corp.   19,271  708,209  02000210
American International Group, Inc.   5,600  472,500  02687410
General Re Corp.   2,320  336,110  37056310
  1,516,819
SECURITIES INDUSTRY - 0.7%
Merrill Lynch & Co., Inc.   7,000  388,500  59018810
TOTAL FINANCE   5,777,781
COMMON STOCKS - CONTINUED
 SHARES VALUE (NOTE 1)
HEALTH - 13.8%
DRUGS & PHARMACEUTICALS - 5.6%
American Home Products Corp.   7,860 $ 696,593  02660910
Amgen, Inc. (a)  6,960  334,080  03116210
Bristol-Myers Squibb Co.   3,200  244,000  11012210
Merck & Co., Inc.   16,570  952,775  58933110
Pfizer, Inc.   9,250  530,719  71708110
Schering-Plough Corp.   10,290  551,801  80660510
  3,309,968
MEDICAL EQUIPMENT & SUPPLIES - 5.2%
Abbott Laboratories  4,540  180,465  00282410
Baxter International, Inc.   17,180  663,578  07181310
Becton, Dickinson & Co.   5,120  332,800  07588710
Cardinal Health, Inc.   4,000  205,500  14149Y10
Johnson & Johnson  10,200  831,300  47816010
Medtronic, Inc.   5,100  294,525  58505510
Millipore Corp.   8,460  299,273  60107310
St. Jude Medical, Inc. (a)  4,180  222,585  79084910
  3,030,026
MEDICAL FACILITIES MANAGEMENT - 3.0%
Columbia/HCA Healthcare Corp.   20,550  1,009,519  19767710
Health Management Associates, Inc. Class A (a)  10,620  228,330  42193310
Health Care & Retirement Corp.   4,800  141,000  42193710
United HealthCare Corp.   6,970  370,281  91058110
  1,749,130
TOTAL HEALTH   8,089,124
INDUSTRIAL MACHINERY & EQUIPMENT - 5.2%
ELECTRICAL EQUIPMENT - 3.3%
Emerson Electric Co.   4,200  299,250  29101110
General Electric Co.   25,490  1,612,243  36960410
  1,911,493
INDUSTRIAL MACHINERY & EQUIPMENT - 0.9%
Caterpillar, Inc.   9,670  542,729  14912310
POLLUTION CONTROL - 1.0%
Browning-Ferris Industries, Inc.   20,220  588,908  11588510
TOTAL INDUSTRIAL MACHINERY & EQUIPMENT   3,043,130
COMMON STOCKS - CONTINUED
 SHARES VALUE (NOTE 1)
MEDIA & LEISURE - 4.1%
BROADCASTING - 0.7%
Capital Cities/ABC, Inc.   930 $ 110,321  13985910
Viacom, Inc. Class B (non-vtg.)  6,100  305,000  92552430
  415,321
ENTERTAINMENT - 0.3%
Disney (Walt) Co.   3,150  181,519  25468710
LEISURE DURABLES & TOYS - 0.6%
Mattel, Inc.   11,610  333,788  57708110
LODGING & GAMING - 1.5%
HFS, Inc.   5,790  354,638  40418110
Harrah's Entertainment, Inc.   3,000  74,250  41361910
Marriott International, Inc.   9,040  333,350  57190010
Mirage Resorts, Inc.   3,100  101,525  60462E10
  863,763
PUBLISHING - 0.1%
News Corp. Ltd. ADR  3,950  78,506  65248770
RESTAURANTS - 0.9%
McDonald's Corp.   13,150  539,150  58013510
TOTAL MEDIA & LEISURE   2,412,047
NONDURABLES - 10.6%
AGRICULTURE - 0.5%
Pioneer Hi-Bred International, Inc.   6,100  302,713  72368610
BEVERAGES - 1.8%
Coca-Cola Company (The)  5,230  375,906  19121610
PepsiCo, Inc.   13,170  694,718  71344810
  1,070,624
FOODS - 3.0%
CPC International, Inc.   4,300  285,413  12614910
General Mills, Inc.   1,600  91,800  37033410
Kellogg Co.   6,890  497,803  48783610
Ralston Purina Co.   5,970  354,469  75127730
Sysco Corp.   7,500  227,813  87182910
Tyson Foods, Inc.   12,430  296,766  90249410
  1,754,064
COMMON STOCKS - CONTINUED
 SHARES VALUE (NOTE 1)
NONDURABLES - CONTINUED
HOUSEHOLD PRODUCTS - 2.2%
Avon Products, Inc.   3,500 $ 248,938  05430310
Gillette Co.   7,000  338,625  37576610
Procter & Gamble Co.   8,690  703,890  74271810
  1,291,453
TOBACCO - 3.1%
Philip Morris Companies, Inc.   20,980  1,772,810  71815410
RJR Nabisco Holdings Corp.   1,396  42,927  74960K87
  1,815,737
TOTAL NONDURABLES   6,234,591
RETAIL & WHOLESALE - 3.5%
APPAREL STORES - 0.4%
Gymboree Corp. (a)  10,790  244,124  40377710
GENERAL MERCHANDISE STORES - 2.4%
May Department Stores Co. (The)  7,370  289,273  57777810
Sears, Roebuck & Co.   17,980  611,320  81238710
Wal-Mart Stores, Inc.   23,830  515,324  93114210
  1,415,917
RETAIL & WHOLESALE, MISCELLANEOUS - 0.7%
Barnes & Noble, Inc. (a)  670  24,455  06777410
Lowe's Companies, Inc.   14,110  380,970  54866110
  405,425
TOTAL RETAIL & WHOLESALE   2,065,466
SERVICES - 1.2%
ADVERTISING - 0.4%
Omnicom Group, Inc.   3,600  229,950  68191910
SERVICES - 0.8%
Block (H&R), Inc.   2,800  115,500  09367110
Service Corp. International  8,680  348,285  81756510
  463,785
TOTAL SERVICES   693,735
COMMON STOCKS - CONTINUED
 SHARES VALUE (NOTE 1)
TECHNOLOGY - 27.2%
COMMUNICATIONS EQUIPMENT - 4.1%
Cisco Systems, Inc. (a)  11,730 $ 909,075  17275R10
DSC Communications Corp. (a)  4,830  178,710  23331110
Ericsson (L.M.) Telephone Co. Class B ADR (a) 14,690 313,769 29482140 Nokia Corp. AB sponsored ADR 9,020 502,865 65490220
Octel Communications Corp.   5,000  170,625  67572410
3Com Corp. (a)  6,480  304,560  88553510
  2,379,604
COMPUTER SERVICES & SOFTWARE - 10.6%
America Online, Inc.   4,100  328,000  02364J10
Automatic Data Processing, Inc.   11,980  856,570  05301510
Broderbund Software, Inc. (a)  6,990  484,931  11201410
CUC International, Inc. (a)  9,805  339,498  12654510
Ceridian Corp. (a)  7,450  324,075  15677T10
Computer Sciences Corp. (a)  5,760  385,200  20536310
DST Systems, Inc.   200  4,200  23332510
Equifax, Inc.   4,900  191,100  29442910
First Data Corp.   2,537  167,759  31996310
General Motors Corp. Class E  12,640  595,660  37044240
HBO & Co.   3,000  212,250  40410010
Microsoft Corp. (a)  10,520  1,052,000  59491810
Oracle Systems Corp. (a)  10,000  436,250  68389X10
Stratacom, Inc. (a)  6,090  374,535  86268310
Symantec Corp. (a)  18,970  461,208  87150310
  6,213,236
COMPUTERS & OFFICE EQUIPMENT - 6.6%
Adaptec, Inc. (a)  8,620  383,590  00651F10
Bay Networks, Inc. (a)  5,930  392,863  07251010
Compaq Computer Corp. (a)  9,020  502,865  20449310
Hewlett-Packard Co.   3,860  357,533  42823610
International Business Machines Corp.   12,820  1,246,745  45920010
Pitney Bowes, Inc.   12,110  528,299  72447910
Xerox Corp.   3,780  490,455  98412110
  3,902,350
ELECTRONIC INSTRUMENTS - 0.4%
Applied Materials, Inc.   4,500  225,563  03822210
COMMON STOCKS - CONTINUED
 SHARES VALUE (NOTE 1)
TECHNOLOGY - CONTINUED
ELECTRONICS - 5.0%
AMP, Inc.   12,180 $ 478,065  03189710
Intel Corp.   14,390  1,005,501  45814010
Kemet Corp. (a)  2,000  69,000  48836010
Linear Technology Corp.   7,840  343,000  53567810
Micron Technology, Inc.   2,570  181,506  59511210
Motorola, Inc.   3,240  212,625  62007610
National Semiconductor Corp. (a)  12,180  296,888  63764010
Texas Instruments, Inc.   4,420  301,665  88250810
Xilinx, Inc.   900  41,400  98391910
  2,929,650
PHOTOGRAPHIC EQUIPMENT - 0.5%
Eastman Kodak Co.   4,770  298,721  27746110
TOTAL TECHNOLOGY   15,949,124
TRANSPORTATION - 0.2%
RAILROADS - 0.2%
CSX Corp.   1,058  88,608  12640810
UTILITIES - 9.1%
CELLULAR - 1.6%
AirTouch Communications, Inc.   9,800  279,300  00949T10
Vodafone Group PLC sponsored ADR  15,680  640,920  92857T10
  920,220
TELEPHONE SERVICES - 7.5%
AT&T Corp.   21,240  1,359,360  00195710
Ameritech Corp.  19,750  1,066,500  03095410
Bell Atlantic Corp.   400  25,450  07785310
Frontier Corp.   13,290  358,830  35906P10
NYNEX Corp.   11,700  549,900  67076810
SBC Communications, Inc.   19,280  1,077,270  78387G10
  4,437,310
TOTAL UTILITIES   5,357,530
TOTAL COMMON STOCKS
(Cost $54,068,084)   55,671,523
REPURCHASE AGREEMENTS - 5.2%
 MATURITY VALUE
 AMOUNT  (NOTE 1)
Investments in repurchase agreements
(U.S. Treasury obligations) in a joint
trading account at 5.88%, dated
10/31/95 due 11/1/95  $ 3,080,503 $ 3,080,000  82699H9K
TOTAL INVESTMENT IN SECURITIES - 100%
(Cost $57,148,084)  $ 58,751,523
LEGEND
(1.) Non-income producing
INCOME TAX INFORMATION
At October 31, 1995, the aggregate cost of investment securities for income tax purposes was $57,148,084. Net unrealized appreciation aggregated $1,603,439, of which $3,074,803, related to appreciated investment securities and $1,471,364 related to depreciated investment securities. FINANCIAL STATEMENTS


       STATEMENT OF ASSETS AND LIABILITIES

 OCTOBER 31, 1995 (UNAUDITED)

ASSETS

Investment in securities, at value (including repurchase                  $ 58,751,523
agreements of $3,080,000) (cost $57,148,084) -
See accompanying schedule

Cash                                                                       88

Receivable for investments sold                                            2,880,490

Receivable for fund shares sold                                            1,072,316

Dividends receivable                                                       60,798

 TOTAL ASSETS                                                              62,765,215

LIABILITIES

Payable for investments purchased                           $ 2,363,320

Payable for fund shares redeemed                             881,179

Accrued management fee                                       27,190

Other payables and accrued expenses                          51,671

 TOTAL LIABILITIES                                                         3,323,360

NET ASSETS                                                                $ 59,441,855

Net Assets consist of:

Paid in capital                                                           $ 58,081,063

Undistributed net investment income                                        13,339

Accumulated undistributed net realized gain (loss)                         (255,986)
on investments

Net unrealized appreciation (depreciation) on                              1,603,439
investments

NET ASSETS, for 5,610,582 shares outstanding                              $ 59,441,855

NET ASSET VALUE, offering price and redemption price per                   $10.59
share ($59,441,855 (divided by) 5,610,582 shares)


       STATEMENT OF OPERATIONS

JUNE 22, 1995 (COMMENCEMENT OF OPERATIONS) TO OCTOBER 31, 1995 (UNAUDITED)

INVESTMENT INCOME                                                                       $ 163,956
Dividends

Interest                                                                                 66,449

 TOTAL INCOME                                                                            230,405

EXPENSES

Management fee                                                               $ 68,605

Transfer agent fees                                                           36,794

Accounting fees and expenses                                                  16,089

Non-interested trustees' compensation                                         16

Custodian fees and expenses                                                   23,825

Registration fees                                                             63,265

Audit                                                                         8,402

Miscellaneous                                                                 95

 Total expenses before reductions                                             217,091

 Expense reductions                                                           (25)       217,066

NET INVESTMENT INCOME                                                                    13,339

REALIZED AND UNREALIZED GAIN (LOSS)                                                      (255,986)
Net realized gain (loss) on investment securities

Change in net unrealized appreciation (depreciation) on                                  1,603,439
investment securities

NET GAIN (LOSS)                                                                          1,347,453

NET INCREASE (DECREASE) IN NET ASSETS RESULTING                                         $ 1,360,792
FROM OPERATIONS


       STATEMENT OF CHANGES IN NET ASSETS

                                                                             JUNE 22, 1995
                                                                             (COMMENCEMENT
                                                                             OF
                                                                             OPERATIONS) TO
                                                                             OCTOBER 31, 1995
                                                                             (UNAUDITED)

INCREASE (DECREASE) IN NET ASSETS

Operations                                                                   $ 13,339
Net investment income

 Net realized gain (loss)                                                     (255,986)

 Change in net unrealized appreciation (depreciation)                         1,603,439

 NET INCREASE (DECREASE) IN NET ASSETS RESULTING                              1,360,792
FROM OPERATIONS

Share transactions                                                            71,817,845
Net proceeds from sales of shares

 Cost of shares redeemed                                                      (13,736,782)

 NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM SHARE                   58,081,063
TRANSACTIONS

  TOTAL INCREASE (DECREASE) IN NET ASSETS                                     59,441,855

NET ASSETS

 Beginning of period                                                          -

 End of period (including undistributed net investment income of $13,339)    $ 59,441,855

OTHER INFORMATION
Shares

 Sold                                                                         6,929,475

 Redeemed                                                                     (1,318,893)

 Net increase (decrease)                                                      5,610,582


       FINANCIAL HIGHLIGHTS
                                                        JUNE 22, 1995
                                                        (COMMENCEMEN
                                                        T OF OPERATIONS)
                                                        TO OCTOBER 31,
                                                        1995

                                                        (UNAUDITED)

SELECTED PER-SHARE DATA

Net asset value, beginning of period                    $ 10.00

Income from Investment Operations

 Net realized and unrealized gain (loss)                 .59

Net asset value, end of period                          $ 10.59

TOTAL RETURN B                                           5.90%

RATIOS AND SUPPLEMENTAL DATA

Net assets, end of period (000 omitted)                 $ 59,442

Ratio of expenses to average net assets                  1.91% A

Ratio of net investment income to average net assets     .12% A

Portfolio turnover rate                                  90% A

A ANNUALIZED
B TOTAL RETURNS FOR PERIODS OF LESS THAN ONE YEAR ARE NOT ANNUALIZED. NOTES TO FINANCIAL STATEMENTS
For the period ended October 31, 1995 (Unaudited)


1. SIGNIFICANT ACCOUNTING POLICIES.
Fidelity Large Cap Stock Fund (the fund) is a fund of Fidelity Commonwealth Trust (the trust) and is authorized to issue an unlimited number of shares. The trust is registered under the Investment Company Act of 1940, as amended (the 1940 Act), as an open-end management investment company organized as a Massachusetts business trust. The following summarizes the significant accounting policies of the fund:
SECURITY VALUATION. Securities for which exchange quotations are readily available are valued at the last sale price, or if no sale price, at the closing bid price. Securities for which exchange quotations are not readily available (and in certain cases debt securities which trade on an exchange), are valued primarily using dealer-supplied valuations or at their fair value as determined in good faith under consistently applied procedures under the general supervision of the Board of Trustees. Short-term securities maturing within sixty days of their purchase date are valued at amortized cost or original cost plus accrued interest, both of which approximate current value.
FOREIGN CURRENCY TRANSLATION. The accounting records of the fund are maintained in U.S. dollars. Investment securities and other assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the prevailing rates of exchange at period end. Purchases and sales of securities, income receipts, and expense payments are translated into U.S. dollars at the prevailing exchange rate on the respective dates of the transactions.
Net realized gains and losses on foreign currency transactions represent net gains and losses from sales and maturities of forward currency contracts, disposition of foreign currencies, currency gains and losses realized between the trade and settlement dates on securities transactions, and the difference between the amount of net investment income accrued and the U.S. dollar amount actually received. The effects of changes in foreign currency exchange rates on investments in securities are included with the net realized and unrealized gain or loss on investment securities.
INCOME TAXES. The fund intends to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. By so qualifying, the fund will not be subject to income taxes to the extent that it distributes substantially all of its taxable income for its fiscal year. The schedule of investments includes information regarding income taxes under the caption "Income Tax Information."
INVESTMENT INCOME. Dividend income is recorded on the ex-dividend date, except certain dividends from foreign securities where the ex-dividend date may have passed, are recorded as soon as the fund is informed of the ex-dividend date. Interest income is accrued as earned. Investment income is recorded net of foreign taxes withheld where recovery of such taxes is uncertain.
1. SIGNIFICANT ACCOUNTING POLICIES - CONTINUED
EXPENSES. Most expenses of the trust can be directly attributed to a fund. Expenses which cannot be directly attributed are apportioned between the funds in the trust.
DISTRIBUTIONS TO SHAREHOLDERS. Distributions are recorded on the ex-dividend date.
Income and capital gain distributions are determined in accordance with income tax regulations which may differ from generally accepted accounting principles. These differences may result in distribution reclassifications. Permanent book and tax basis differences relating to shareholder distributions will result in reclassifications to paid in capital and may affect the per-share allocation between net investment income and realized and unrealized gain (loss). Undistributed net investment income and accumulated undistributed net realized gain (loss) on investments may include temporary book and tax basis differences which will reverse in a subsequent period. Any taxable income or gain remaining at fiscal year end is distributed in the following year.
SECURITY TRANSACTIONS. Security transactions are accounted for as of trade date. Gains and losses on securities sold are determined on the basis of identified cost.
2. OPERATING POLICIES.
FORWARD FOREIGN CURRENCY CONTRACTS. The fund may use foreign currency contracts to facilitate transactions in foreign securities and to manage the fund's currency exposure. Contracts to buy generally are used to acquire exposure to foreign currencies, while contracts to sell are used to hedge the fund's investments against currency fluctuations. Also, a contract to buy or sell can offset a previous contract. Losses may arise from changes in the value of the foreign currency or if the counterparties do not perform under the contracts' terms.
The U.S. dollar value of forward foreign currency contracts is determined using forward currency exchange rates supplied by a quotation service. Purchases and sales of forward foreign currency contracts having the same settlement date and broker are offset and any realized gain (loss) is recognized on the date of offset; otherwise, gain (loss) is recognized on settlement date.
JOINT TRADING ACCOUNT. Pursuant to an Exemptive Order issued by the Securities and Exchange Commission, the fund, along with other affiliated entities of Fidelity Management & Research Company (FMR), may transfer uninvested cash balances into one or more joint trading accounts. These balances are invested in one or more repurchase agreements that mature in 60 days or less from the date of purchase, and are collateralized by U.S. Treasury or Federal Agency obligations.
REPURCHASE AGREEMENTS. The fund, through its custodian, receives delivery of the underlying U.S. Treasury or Federal Agency Securities, the market value of which is required to be at least equal to the repurchase price. For term repurchase agreement transactions, the underlying
2. OPERATING POLICIES - CONTINUED
REPURCHASE AGREEMENTS -
CONTINUED
securities are marked-to-market daily and maintained at a value at least equal to the repurchase price. FMR, the fund's investment adviser, is responsible for determining that the value of the underlying securities remains in accordance with the market value requirements stated above.
3. PURCHASES AND SALES OF INVESTMENTS.
Purchases and sales of securities, other than short-term securities, aggregated $62,634,759 and $8,310,689, respectively.
4. FEES AND OTHER TRANSACTIONS WITH AFFILIATES.
MANAGEMENT FEE. As the fund's investment adviser, FMR receives a monthly basic fee that is calculated on the basis of a group fee rate plus a fixed individual fund fee rate applied to the average net assets of the fund. The group fee rate is the weighted average of a series of rates and is based on the monthly average net assets of all the mutual funds advised by FMR. The rates ranged from .2700% to .5200% for the period. In the event that these rates were lower than the contractual rates in effect during the period, FMR voluntarily implemented the above rates, as they resulted in the same or a lower management fee. The annual individual fund fee rate is .30%. The basic fee is subject to a performance adjustment (up to a maximum of (plus/minus) .20%) based on the fund's investment performance as compared to the appropriate index over a specified period of time. The fund's performance adjustment will not take effect until June, 1996. For the period, the management fee was equivalent to an annualized rate of .61% of average net assets.
TRANSFER AGENT FEES. Fidelity Service Co. (FSC), an affiliate of FMR, is the fund's transfer, dividend disbursing and shareholder servicing agent. FSC receives account fees and asset-based fees that vary according to account size and type of account. FSC pays for typesetting, printing and mailing of all shareholder reports, except proxy statements.
ACCOUNTING FEES. FSC maintains the fund's accounting records. The fee is based on the level of average net assets for the month plus out-of-pocket expenses.
BROKERAGE COMMISSIONS. The fund placed a portion of its portfolio transactions with brokerage firms which are affiliates of FMR. The commissions paid to these affiliated firms were $16,662 for the period.
5. EXPENSE REDUCTIONS.
FMR has directed certain portfolio trades to brokers who paid a portion of the fund's expenses. For the period, the fund's expenses were reduced by $25 under this arrangement.

INVESTMENT ADVISER
Fidelity Management & Research
 Company
Boston, MA
INVESTMENT SUB-ADVISERS
Fidelity Management & Research
 (Far East) Inc., Tokyo, Japan
Fidelity Management & Research
 (U.K.) Inc., London, England
OFFICERS
Edward C. Johnson 3d, President
J. Gary Burkhead, Senior Vice President
William J. Hayes, Vice President
Arthur S. Loring, Secretary
Kenneth A. Rathgeber, Treasurer
Robert H. Morrison, Manager,
 Security Transactions
John H. Costello, Assistant Treasurer
Leonard M. Rush, Assistant Treasurer
BOARD OF TRUSTEES
J. Gary Burkhead
Ralph F. Cox*
Phyllis Burke Davis*
Richard J. Flynn*
Edward C. Johnson 3d
E. Bradley Jones*
Donald J. Kirk*
Peter S. Lynch
Edward H. Malone*
Marvin L. Mann*
Gerald C. McDonough*
Thomas R. Williams*
GENERAL DISTRIBUTOR
Fidelity Distributors Corporation
Boston, MA
TRANSFER AND SHAREHOLDER
SERVICING AGENT
Fidelity Service Co.
Boston, MA
CUSTODIAN
Brown Brothers Harriman & Co.
Boston, MA
FIDELITY'S GROWTH FUNDS
Blue Chip Growth Fund
Capital Appreciation Fund
Contrafund
Disciplined Equity Fund
Dividend Growth Fund
Emerging Growth Fund
Export Fund
Fidelity Fifty Fund
Growth Company Fund
Large Cap Stock Fund
Low-Priced Stock Fund
Magellan(registered trademark) Fund
Mid-Cap Stock Fund
New Millennium(trademark) Fund
OTC Portfolio
Retirement Growth Fund
Small Cap Stock Fund
Stock Selector
Trend Fund
Value Fund
THE FIDELITY TELEPHONE CONNECTION
MUTUAL FUND 24-HOUR SERVICE
Account Balances  1-800-544-7544
Exchanges/Redemptions  1-800-544-7777
Mutual Fund Quotes   1-800-544-8544
Account Assistance 1-800-544-6666
Product Information 1-800-544-8888
Retirement Accounts 1-800-544-4774
 (8 a.m. - 9 p.m.)
TDD Service 1-800-544-0118
 for the deaf and hearing impaired
 (9 a.m. - 9 p.m. Eastern time)
(registered trademark)
* INDEPENDENT TRUSTEES
 AUTOMATED LINES FOR QUICKEST SERVICE